EXHIBIT 99.1
FOR IMMEDIATE RELEASE
NOVEMBER 16, 2006

Investor Contact:	Crystal C. Bell, Investor Relations Specialist,
Phone: 214-721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: 214-721-9271
CROSSTEX ENERGY APPOINTS ROBERT S. PURGASON
AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
DALLAS, November 16, 2006 — Crosstex Energy, L.P. (NASDAQ: XTEX) today announced the appointment of Robert S. Purgason as Executive Vice President and Chief Operating Officer, a newly appointed position. Purgason will report to Crosstex President and Chief Executive Officer Barry E. Davis.
As part of Crosstex Energy’s executive team, Purgason will be responsible for the company’s daily operations. He joined Crosstex in October 2004 as Senior Vice President of the Treating Division.
“Bob is a strong servant leader with a solid track record at Crosstex. Under his direction, the Treating Division has doubled in size since he joined the company two years ago,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Due to our tremendous growth in the past year, it is time to add a COO to our strong management lineup. Bob will help support our future growth and position Crosstex for continued success. He is a great fit for this role.”
Purgason has more than 25 years of diversified oil and gas industry experience. Prior to joining Crosstex, he worked for The Williams Companies in Tulsa, Oklahoma, where he was vice president of the Gulf Coast Midstream Business. He spent 18 years at Williams in various senior-level positions in natural gas liquids, gas marketing, mergers and acquisitions, and major project development. Purgason began his career in treating at Perry Gas Companies, one of the earliest gas-treating companies in the industry. He has vast industry experience and knowledge of the sciences and technologies associated with the midstream business.

“I am excited about working with our team to add additional focus to our expanding operating base and active projects,” said Purgason. “We believe we can meet our growth targets for the next few years by simply executing the organic growth projects we currently have on the table. I look forward to this new, challenging role.”
In addition to his professional endeavors, Purgason is currently a member and former chairman of OkChE, the advisory board for the Chemical Biological and Materials Engineering School (CBME) and serves on the board of visitors for the engineering college of the University of Oklahoma. Purgason is also a member of the Gas Processors Association (GPA), Natural Gas and Energy Association of Oklahoma (NGEAO), National Energy Society Association (NESA), and the Natural Gas Electric Power Society (NGEPS).
He earned a Bachelor of Science degree with honors in chemical engineering from the University of Oklahoma.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. (NASDAQ: XTXI) owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com
###

6